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As filed with the Securities and Exchange Commission on February 8, 2005

No. 333-117700

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-1297589 (I.R.S. Employer Identification No.)
90 North Broadway Irvington, New York 10533 (914) 524-6810 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter C. Mann
President and Chief Executive Officer
Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
(914) 524-6810
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C. Andrew J. Terry Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000	Richard L. Muglia Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public:     As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Prestige Brands Holdings, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$60,468
NASD filing fee	30,500
NYSE listing fee	242,100
Transfer Agent's fees and expenses	12,000
Printing costs	400,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	1,000,000
Miscellaneous	654,932

Total	4,000,000

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers

        Delaware General Corporation Law.    The General Corporation Law of the State of Delaware ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The registrant's certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

        The registrant's certificate of incorporation provides that it must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        The registrant maintains insurance to protect itself and its directors and officers against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 15.    Recent Sales of Unregistered Securities

        The registrant was formed in June 2004 and has not issued any securities. Prior to the completion of the offering of the securities being registered hereby, the registrant will issue an aggregate of

26,666,667 shares of the registrant's common stock in exchange for common units of Prestige International Holdings, LLC. This issuance will be made in reliance upon Section 4(2) of the Securities Act, and will not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who will receive such securities have represented that they will acquire these securities for investment only and not with a view for sale or in connection with any distribution thereof, and appropriate legends will be affixed to any share certificates issued. All recipients have adequate access through their relationship with the registrant to information about the registrant.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.

        Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

(b)
Financial Statement Schedules

        None.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes that

        1.     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        2.     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     To provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Irvington, State of New York, on February 7, 2005.

PRESTIGE BRANDS HOLDINGS, INC.
By:
/s/ PETER J. ANDERSON
Name:	Peter J. Anderson
Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on February 7, 2005.

Signature	Title

* Peter C. Mann	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
* David A. Donnini	Director
* Vincent J. Hemmer	Director
* Gary E. Costley	Director
* L. Dick Buell	Director
*By:	/s/ PETER J. ANDERSON Peter J. Anderson Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of Prestige Brands Holdings, Inc.
3.2	Amended and Restated Bylaws of Prestige Brands Holdings, Inc.
4.1	Form of stock certificate for common stock.**
5.1	Opinion of Kirkland & Ellis LLP.**
10.1
Credit Agreement, dated April 6, 2004, among Prestige Brands, Inc., Prestige Brands International, LLC, the Lenders thereto, the Issuers thereto, Citicorp North America, Inc. as Administrative Agent and as Tranche C Agent, Bank of America, N.A. as Syndication Agent and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Documentation Agent.**
10.1.1
Form of Amendment No. 1 to the Credit Agreement, dated as of April 6, 2004, among Prestige Brands, Inc., Prestige Brands International, LLC, the Lenders thereto, the Issuers thereto, Citicorp North America, Inc., as administrative agent, Bank of America, N.A., as syndication agent, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as documentation agent.
10.2
Pledge and Security Agreement, dated April 6, 2004, by Prestige Brands, Inc. and each of the Grantors party thereto, in favor of Citicorp North America, Inc. as Administrative Agent and Tranche C Agent.**
10.3
Intercreditor Agreement, dated April 6, 2004, between Citicorp North America, Inc. as Administrative Agent and as Tranche C Agent, Prestige Brands, Inc., Prestige Brands International, LLC and each of the Subsidiary Guarantors thereto.**
10.4	Indenture, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto and U.S. Bank National Association, as Trustee.**
10.5	Purchase Agreement, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto and Citicorp North America, Inc. as Representative of the Initial Purchasers.**
10.6
Registration Rights Agreement, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto, Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.**
10.7	Third Amended and Restated Limited Liability Company Agreement of Prestige International Holdings, LLC, dated April 6, 2004.**
10.8	Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto.**
10.9
First Amendment, Acknowledgment and Supplement to Unit Purchase Agreement, dated April 6, 2004, to the Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto.**
10.10
Second Amendment, Acknowledgement and Supplement to Unit Purchase Agreement, dated April 6, 2004, to the Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto as amended by the First Amendment, Acknowledgement and Supplement to Unit Purchase Agreement, dated April 6, 2004.**

10.11
Securityholders Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.12
First Amendment and Acknowledgement to Securityholders Agreement, dated April 6, 2004, to the Securityholders Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.13
Registration Rights Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.14
First Amendment and Acknowledgement to Registration Rights Agreement, dated April 6, 2004, to the Registration Rights Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.**
10.15
Senior Preferred Investor Rights Agreement, dated March 5, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., TSG3 L.P., J. Gary Shansby, Charles H. Esserman, Michael L. Mauze, James L. O'Hara and each Subsequent Securityholder thereto.**
10.16	Amended and Restated Professional Services Agreement, dated April 6, 2004, by and between GTCR Golder Rauner II, L.L.C. and Prestige Brands, Inc.**
10.17
Amended and Restated Management Company Services Agreement, dated April 6, 2004, among Prestige Brands, Inc., Prestige Brands International, Inc., Medtech Products, Inc., The Spic and Span Company, The Comet Products Corporation and The Denorex Company.**
10.18	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann.**
10.19
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann.**
10.20
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**
10.21	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson.**
10.22
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson.**
10.23
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**

10.24	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler.**
10.25
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler.**
10.26
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**
10.27	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink.**
10.28
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink.**
10.29
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.**
10.29.1	Senior Management Agreement, dated March 17, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Charles Schrank.**
10.29.2
First Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated March 17, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Charles Schrank.**
10.29.3	Senior Management Agreement, dated March 17, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Eric M. Millar.**
10.29.4
First Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated March 17, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Eric M. Millar.**
10.29.5	Omnibus Consent and Amendment to Securityholders Agreement, Registration Rights Agreement, Senior Management Agreements and Unit Purchase Agreement, dated as of July 6, 2004.**
10.29.6	Form of Amended and Restated Senior Management Agreement by and among Prestige International Holdings, LLC, Prestige Brands Holdings, Inc. and Peter C. Mann.**
10.29.7	Form of Amended and Restated Senior Management Agreement by and among Prestige International Holdings, LLC, Prestige Brands Holdings, Inc. and Peter J. Anderson.**
10.29.8	Form of Amended and Restated Senior Management Agreement by and among Prestige International Holdings, LLC, Prestige Brands Holdings, Inc. and Gerald F. Butler.**
10.29.9	Form of Amended and Restated Senior Management Agreement by and among Prestige International Holdings, LLC, Prestige Brands Holdings, Inc. and Michael A. Fink.**
10.29.10	Form of Amended and Restated Senior Management Agreement by and among Prestige International Holdings, LLC, Prestige Brands Holdings, Inc. and Charles Shrank.**
10.29.11	Form of Amended and Restated Senior Management Agreement by and among Prestige International Holdings, LLC, Prestige Brands Holdings, Inc. and Eric M. Millar.**

10.30	Distribution Agreement, dated April 24, 2003, by and between Medtech Holdings, Inc. and OraSure Technologies, Inc.***
10.31	License Agreement, dated June 2, 2003, between Zengen, Inc. and Prestige Brands International, Inc.***
10.32	Patent and Technology License Agreement, dated October 2, 2001, between The Procter & Gamble Company and Prestige Brands International, Inc.***
10.33	Amendment, dated April 30, 2003, to the Patent and Technology License Agreement, dated October 2, 2001, between The Procter & Gamble Company and Prestige Brands International, Inc.***
10.34
Contract Manufacturing Agreement, dated February 1, 2001, among The Procter & Gamble Manufacturing Company, P&G International Operations SA, Prestige Brands International, Inc. and Prestige Brands International (Canada) Corp.***
10.35	Manufacturing Agreement, dated December 30, 2002, by and between Prestige Brands International, Inc. and Abbott Laboratories.***
10.36	Amendment No. 4 and Restatement of Contract Manufacturing Agreement, dated May 1, 2002, by and between The Procter & Gamble Company and Prestige Brands International, Inc.***
10.37	Letter Agreement, dated April 15, 2004, between Prestige Brands, Inc. and Carrafiello Diehl & Associates, Inc.***
10.38	Prestige Brands Holdings, Inc. 2005 Long-Term Equity Incentive Plan.**
10.39	Form of Exchange Agreement by and among Prestige Brands Holdings, Inc., Prestige International Holdings, LLC and the common unitholders listed on the signature pages thereto.**
21.1	Subsidiaries of the Registrant.**
23.1	Consent of PricewaterhouseCoopers LLP.**
23.2	Consent of Ernst & Young LLP.**
23.3	Consent of Eisner, LLP.**
23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).**
24.1	Powers of Attorney (included on signature pages).**

*
To be filed by amendment.

**
Previously filed.

***
Incorporated by reference to the Registration Statement on Form S-4 of Prestige Brands, Inc. (Registration No. 333-117152). Certain confidential portions have been omitted pursuant to a confidential treatment request separately filed with the Securities and Exchange Commission.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX